Exhibit 10.1

July 6, 2016

David D. Powell

2 Shannon Circle

Houston, Texas 77024

Dear David:

It has been a pleasure discussing with you opportunities for joining the Cobalt team, and I am pleased to follow up on those conversations. I would like to confirm our offer for employment as Chief Financial Officer and Executive Vice President reporting to me. Your starting pay will be $42,500 monthly ($510,000 annualized) and your anticipated start date is July 8, 2016 or as agreed, but this offer and start date are both contingent upon successful completion of Cobalt’s background check process, successful passage of Cobalt’s background checks themselves, and the other requirements set forth in this email. Upon acceptance, please sign, complete and return the following forms and information 1) “Fair Credit Reporting Act” Form, 2) “Fair Credit Reporting Act” Disclosure Statement 3) “Fair Credit Reporting Act” Authorization Statement 4) ADPs Consent to Conduct Background Investigation and 5) New Hire Information Form at your earliest convenience. The screenings to be conducted include Employment Verification, Education Verification, Certification/license Verification, 7 yr. Criminal Court Records and any additional screening that may be specific to your role. In the event that your start date is before all Cobalt background checks are completed, successful passage is still required to remain employed by Cobalt. In other words, if you start working for Cobalt before the background check process is completed, and thereafter you do not successfully pass the background checks, Cobalt reserves the right to immediately terminate your employment.

After you join Cobalt, you will be eligible for health care coverage under terms applicable to Cobalt employees. You will also be eligible for reimbursement of the monthly COBRA premium for the year 2017 for your dependent child. This monthly reimbursement will extend through December 2017. You will also be eligible for thirty (30) days of vacation per year (subject to the terms of Cobalt’s vacation policy). Copies of our health care and other benefit programs are included for your review.

Additionally, you will be eligible to be considered for a discretionary annual bonus with a target of 75% of your base salary earned during the performance year. Any discretionary bonus awarded will be earned and paid under the condition that you remain employed and in good standing on the bonus distribution date. Any bonus for the fiscal year in which your employment begins will not be prorated, based on the number of days you are employed by the Company during that fiscal year. Also, after your start date, you will be awarded a total of 255,000 service-vesting restricted shares/performance units of Cobalt common stock and stock units under our Long Term Incentive Plan that will be granted in two awards: one of 127,500 service-vesting restricted shares with only time vesting and the second of 127,500 Performance Units with both time and performance based vesting. These awards will be granted to you effective July 8, 2016, the “Grant Date”. If your start date changes, your Grant Date may change. All new hire awards follow the Cobalt new hire grant schedule. All of the restricted shares and stock units are subject to a “Service Condition”. To meet the Service Condition, you must remain employed with Cobalt through the applicable vesting date. If you remain employed through the first anniversary of the Grant Date, one-third of the time based restricted shares will vest. If you remain employed through the second anniversary of the Grant Date, an additional one-third of the time based restricted shares will vest. If you remain employed through the third anniversary of the Grant Date the remaining one-third of these time based restricted shares will vest. For the performance based vesting shares, a Performance Condition also applies and on each anniversary date the performance of Cobalt

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stock units must meet (within 10%) or beat the performance of the Russell Energy MidCap Index. For the avoidance of doubt, performance is measured at each anniversary based on the performance of the prior year.

In addition to the 127,500 service-vesting restricted shares of Cobalt common stock and 127,500 performance and service-vesting stock units, you will be eligible to be considered for a discretionary annual incentive plan award of up to 150% of your base salary earned during the performance year. Applicable plan documents govern all such awards.

Cobalt International Energy is a drug-free workplace and requires pre-employment drug testing. We will provide instructions for the pre-employment drug testing separately.

This offer is contingent upon your completion of the Company’s Agreement Regarding Confidential Information and Intellectual Property. A copy is attached for your convenience.

As is customary in our industry, employment is at-will, and nothing in this offer letter is intended to modify or in any way affect the at-will nature of the employment relationship. No Cobalt employee is authorized to enter into any employment relationship with you other than an at-will employment relationship, unless it is specifically set forth in a writing signed by both you and the CEO of Cobalt.

Please thoroughly read the attached information, sign this offer letter and the Company’s standard Agreement Regarding Confidential Information & Intellectual Property and return to Wanda Lewis at wanda.lewis@cobaltintl.com. Retain copies for your files.

We hope that you join us in this exciting opportunity, and we look forward to your contributions to making Cobalt a great success.

•	Contact Wanda Lewis by email (wanda.lewis@cobaltintl.com) once you have decided to accept our contingent offer. Response is expected within 5 days of offer.

•	Fill out the New Hire Information Form and sign the Fair Credit Reporting Act forms and authorizations provided with this letter and return to Mike Feezel (mike.feezel@cobaltintl.com).

•	You will receive information regarding the pre-employment drug test. Please complete these requirements within 3 days.

We hope that you join us in this exciting opportunity, and we look forward to your contributions to making Cobalt a great success.

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Sincerely,

/s/ Tim Cutt

Tim Cutt

Chief Executive Officer

Attachments:

•	Officers’ and Directors’ Questionnaire

•	E&Y Questionnaire

•	“Fair Credit Reporting Act” form

•	“Fair Credit Reporting Act” Disclosure Statement

•	“Fair Credit Reporting Act” Authorization Statement

•	ADP’s Consent to Conduct Background Investigation Form

•	Agreement Regarding Confidential Information and Intellectual Property

•	Cobalt Credit Card Authorization Form

•	New Hire Information Form

•	ADP Benefits summary

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By signing this offer letter and as a condition of my employment with Cobalt, I certify that: (1) as of my start date I will not be employed by any other company or employer (other than Cobalt), and (2) as of my start date I will not be on the payroll of any other company or employer (other than Cobalt).

I acknowledge and accept the terms and conditions set forth in this letter, and I enclose a signed copy of the Agreement Regarding Confidential Information and Intellectual Property.

Signature:	/s/ David Powell	Date:	July 6, 2016

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